Exhibit 11.01
GORAN CAPITAL INC. - Consolidated
Analysis of Earnings Per Share
US GAAP - Treasury Method

                                                                  Three Months                   Three Months
                                                                     Ended                           Ended
                                                                 March 31, 1999                 March 31, 1998

                                                                                    (C)
Average Price (US $)                                                 $9.64          (A)             $28.76

Proceeds from Exercise of Warrants and Options
   (US $)                                                           $204,816        (B)          $9,582,503
                                                                     =======                      =========
Shares Repurchased - Treasury Method                                  21,251      (B)/(A)           333,189
                                                                      ======                        =======

Shares Outstanding - Weighted Average                              5,876,398                      5,798,750
Add:   Options and Warrants Outstanding(1)                            43,946                        576,304
Less:  Treasury Method - Shares Repurchased                          (21,251)                      (333,189)
                                                                   ---------                      ---------
Shares Outstanding for US GAAP Purposes                            5,899,093       (C)            6,041,865
                                                                   =========                      =========

Net Earnings in Accordance with US GAAP                           $2,168,000       (D)           $3,517,000
                                                                   =========                      =========
Earnings Per Share - US GAAP - Basic                                   $0.37                          $0.61
                                                                        ====                           ====
Earnings Per Share - US GAAP - Fully Diluted                           $0.37      (D)/(C)             $0.58
                                                                        ====                           ====


Note 1: Only those options with a dilutive effect were included above for the three months ended March 31, 1999. Total options outstanding amounted to 682,572, of which 638,626 options had exercise prices which exceeded $9.64.